Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2025, relating to the financial statements and financial highlights of Heartland Group, Inc. comprising Heartland Mid Cap Value Fund, Heartland Value Plus Fund, and Heartland Value Fund, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure to Service Providers”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 25, 2025